As filed with the Securities and Exchange Commission on April 5, 2013

Registration No. 333-168555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Post-Effective Amendment No. 1 to Form S-3 on Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CareFusion Corporation

(Exact name of Registrant as specified in its charter)

Delaware	3841	26-4123274
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

(858) 617-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joan B. Stafslien, Esq.

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

(858) 617-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cameron Jay Rains, Esq.

Jeffrey C. Thacker, Esq.

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

(858) 677-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

The registrant filed a registration statement on Form S-3 (Registration No. 333-168555), which was declared effective by the Securities and Exchange Commission on August 5, 2010 (the “Original Registration Statement”), registering the shares of common stock of the registrant that may be acquired by participants in the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”) upon the exercise of certain options to purchase shares of common stock and upon vesting of certain restricted stock awards and restricted stock units (collectively, the “awards”) issued pursuant to the Plan. The registrant is filing this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 to convert the Original Registration Statement into a Registration Statement on Form S-1 to continue the registration of up to 1,470,596 shares of common stock issuable upon exercise of outstanding stock options. All filing fees payable in connection with the registration of these securities were previously paid by the registrant in connection with the filing of the Original Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary and Subject to Completion, dated April 5, 2013

PROSPECTUS

1,470,596 Shares

CareFusion Corporation

CareFusion Corporation

2009 Long-Term

Incentive Plan

Common Stock, Par Value $0.01 Per Share

The 1,470,596 shares of common stock covered by this prospectus may be acquired by participants in the CareFusion Corporation 2009 Long-Term Incentive Plan, which we refer to as the Plan, upon the exercise of certain options to purchase shares of our common stock and upon vesting of certain restricted stock awards and restricted stock units (collectively, “awards”) issued pursuant to the Plan. All awards are subject to the terms of the Plan and the applicable award agreement. Any proceeds received by us from the exercise of stock options covered by the Plan will be used for general corporate purposes.

Our common stock is traded on the New York Stock Exchange under the symbol “CFN.” On April 4, 2013, the last reported sale price of our common stock was $34.78 per share.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 2.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

This prospectus is part of a registration statement on Form S-1 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration process, participants in the Plan may, from time to time, acquire, sell or otherwise dispose of up to 1,470,596 shares of our common stock. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor Cardinal Health, Inc. (“Cardinal Health”) have authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include: CareFusionTM, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA®, LTV® Series, Jaeger®, SensorMedics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite® , PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStationTM, Pyxis EcoStationTM MedMinedTM , EnVe®, MaxPlus®, MaxGuard® and AirLifeTM which may be registered or trademarked in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such other company.

Company References

In this prospectus, unless otherwise specified or the context otherwise requires, references to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in this prospectus to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

i

PROSPECTUS SUMMARY

The following summary contains basic information about our company and the offering. It does not contain all of the information that is important to you. We encourage you to carefully read this prospectus in its entirety and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. Our offerings include established brands used in hospitals throughout the United States and more than 130 countries worldwide.

We offer comprehensive product lines in the areas of medication management, infection prevention, operating room effectiveness, respiratory care and surveillance and analytics. Our primary product brands include:

•	Alaris intravenous (“IV”) infusion systems;

•	Pyxis automated medication dispensing and supply management systems;

•	AVEA, Vela and LTV Series respiratory ventilators;

•	ChloraPrep skin antiseptic products;

•	MaxGuard, MaxPlus and SmartSite needle-free IV infusion disposable sets and accessories;

•	V. Mueller and Snowden-Pencer open surgical and laparoscopic instrumentation;

•	AirLife nebulizers, ventilator circuits and other disposables used for providing respiratory therapy;

•	Jaeger and SensorMedics cardiopulmonary diagnostic equipment; and

•	MedMined software and surveillance services.

For the fiscal year ended June 30, 2012 and 2011, we generated revenue of $3.6 billion and $3.4 billion, respectively, and income from continuing operations of $361 million and $299 million, respectively. Approximately 22% of our fiscal year 2012 revenue was from customers outside of the United States.

We were incorporated in Delaware on January 14, 2009 for the purpose of holding Cardinal Health’s clinical and medical products businesses in anticipation of the spinoff from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009. In connection with the spinoff, Cardinal Health contributed the majority of the businesses comprising its clinical and medical products segment to us (the “contribution”), and distributed approximately 81% of our outstanding common stock, or approximately 179.8 million shares, to its shareholders (the “distribution”), based on a distribution ratio of 0.5 shares of our common stock for each common share of Cardinal Health held on the record date of August 25, 2009. Cardinal Health retained approximately 19% of our outstanding common stock, or approximately 41.4 million shares, in connection with the spinoff. As of September 15, 2010, Cardinal Health had sold all remaining shares of our common stock retained in connection with the spinoff.

Corporate Information

Our principal executive offices are located at 3750 Torrey View Court, San Diego, California 92130, and our telephone number is (858) 617-2000. Our website is located at www.carefusion.com. Information on our website is not, and should not be considered, part of this prospectus.

THE OFFERING

Securities Offered	1,470,596 shares of common stock

Use of Proceeds	We intend to use any proceeds received by us from the exercise of stock options covered by the Plan for general corporate purposes.

NYSE Symbol	CFN

RISK FACTORS

An investment in our common stock involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on January 31, 2013, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other materials we have filed or will file with the SEC contain, or will contain, certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include:

•

difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•

changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•

the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•

actions of regulatory bodies and other government authorities, including the U.S. Food and Drug Administration and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	disruption or damage to or failure of our information systems;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•

the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties in our industry due to government healthcare reform;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;

•	risks associated with international operations, including fluctuations in currency exchange rates;

•	the effects of our strategies to run our business in a tax-efficient manner;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers;

•	unfavorable changes to the terms of key customer or supplier relationships;

•

downgrades of our credit ratings or disruptions to financial markets, and the potential that such downgrades or disruptions could adversely affect our access to capital and the terms of such capital or increase our cost of capital;

•	failure to retain or continue to attract senior management or key personnel;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	risks associated with our substantial leverage;

•	the potential effects of threatened or actual terrorism and war; and

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

SELECTED FINANCIAL INFORMATION

The following table sets forth certain of our historical selected financial information. Effective July 1, 2012, we adopted the Financial Accounting Standards Board’s Accounting Standards Update, or ASU, No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. The following consolidated statements of comprehensive income data revises historical information to illustrate the new presentation required by this pronouncement for the periods presented. We have derived our consolidated statements of comprehensive income data for the fiscal years ended June 30, 2012, 2011 and 2010 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and incorporated by reference in this prospectus.

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended June 30,
(in millions)	2012	2011	2010
Comprehensive Income:
Net Income	$293	$249	$194
Foreign Currency Translation Adjustments	(64)	74	(64)
Unrealized Gain/(Loss) on Derivatives	(13)	-	5
Net Change in Minimum Pension Liability	(4)	3	(1)
Other	4	(3)	4

Total Comprehensive Income	$216	$323	$138

USE OF PROCEEDS

Any proceeds received by us from the exercise of CareFusion stock options covered by the Plan will be used for general corporate purposes. These proceeds represent the exercise prices for the CareFusion stock options.

PLAN OF DISTRIBUTION

In connection with the separation, current and former employees and directors of Cardinal Health that received grants of equity awards on or before September 26, 2007 under any Cardinal Health equity compensation program (referred to as “Cardinal Health Participants”) had those awards adjusted into an award based on Cardinal Health common shares and an award based on our common stock, as described below under “—Description of Award Adjustments.” The awards that are based on our common stock were granted by us under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”), in accordance with the terms of the employee matters agreement that we entered into with Cardinal Health in connection with the separation, and were made in substitution of, or in connection with a stock option, restricted share or restricted share unit that was granted under a Cardinal Health equity compensation program. We refer to these awards as “Replacement Awards.” The registration statement of which this prospectus forms a part covers Replacement Awards that were granted to Cardinal Health Participants who, at the time of the separation, were not employed by or serving on the board of directors of, Cardinal Health, CareFusion or their affiliates, and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Replacement Awards. The registration statement does not cover any Replacement Awards that were granted to any individual who, upon completion of the separation, was employed by or was serving on the board of directors of either Cardinal Health or CareFusion, any awards granted by CareFusion after the separation to any individual in connection with his or her employment with CareFusion or service on the board of directors of CareFusion, or any other awards that we may grant under the Plan in the future.

DESCRIPTION OF AWARD ADJUSTMENTS

The employee matters agreement establishes, among other things, the mechanics for the conversion and adjustment on the distribution date of equity awards granted under Cardinal Health’s equity compensation programs into adjusted Cardinal Health awards and Replacement Awards. In accordance with the employee matters agreement, effective on the distribution date:

•

A holder of a Cardinal Health stock option granted on or prior to September 26, 2007 had such holder’s stock option converted into an adjusted Cardinal Health stock option and a Replacement Award in the form of a CareFusion stock option. The exercise prices of the CareFusion stock option and the adjusted Cardinal Health stock option and the number of shares subject to each such stock option reflected a mechanism that was intended to preserve the intrinsic value of the original Cardinal Health stock option. The resulting Cardinal Health stock options and CareFusion stock options are subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable to the Cardinal Health stock option immediately prior to the distribution. For purposes of the conversion of the Cardinal Health stock options, if a Cardinal Health stock option was granted in exchange for a previously granted stock option, the date of grant of the Cardinal Health stock option was deemed to be the date on which the stock option for which it was exchanged was initially granted.

•

A holder of a Cardinal Health restricted share award granted on or prior to September 26, 2007 received a Replacement Award in the form of a CareFusion restricted stock award with respect to 0.5 restricted shares of CareFusion common stock for each of such holder’s Cardinal Health restricted shares. The CareFusion restricted stock award was in addition to the outstanding Cardinal Health restricted share award and was subject to substantially the same terms (including entitlement to any cash dividends, accrued but unpaid at the distribution date), vesting conditions and other restrictions, if any, that were applicable to the holder’s Cardinal Health restricted share award.

•

A holder of Cardinal Health restricted share units granted prior to September 26, 2007 received a Replacement Award in the form of CareFusion restricted stock units representing the right to receive 0.5 shares of common stock for each Cardinal Health common share subject to the award. The CareFusion restricted stock units were granted in addition to the outstanding Cardinal Health restricted share units and were subject to substantially the same terms (including entitlement to any cash dividend equivalents, accrued but unpaid at the distribution date), vesting conditions and other restrictions, if any, that were applicable to the holder’s Cardinal Health restricted share units.

The mechanics for conversion and adjustment of the equity awards summarized above are more fully described in Article VI of the employee matters agreement. The foregoing descriptions of the equity award adjustments are qualified in their entirety by the complete terms and conditions of the employee matters agreement filed as an exhibit to the registration statement of which this prospectus is a part.

THE CAREFUSION CORPORATION 2009 LONG-TERM INCENTIVE PLAN

Prior to the separation, we adopted and Cardinal Health, which was then our sole stockholder, approved the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”). After the separation, in November 2010, the Plan was approved by our stockholders. The Plan provides for the grant of Replacement Awards, as well as stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to our eligible employees and directors. The purpose of the Plan is to encourage ownership in our Company by key personnel whose long-term service to us is considered essential to our continued progress and thereby encourage those individuals to act in our stockholders’ interest and share in our success. The Plan is also intended to assist us in attracting and retaining employees and other potential recipients of awards who are expected to make important contributions to the Company and our affiliates. In addition, the Plan permits the issuance of Replacement Awards in accordance with the employee matters agreement we entered into with Cardinal Health in connection with the separation.

Stock Subject to the Plan

Subject to adjustment upon certain circumstances as provided in the Plan and described below, the maximum aggregate number of shares of CareFusion common stock, $0.01 par value per share (“Shares”), that may be subject to awards granted under the Plan is 40 million; provided that no more than 16 million Shares may be subject to Replacement Awards. The aggregate number of Shares subject to awards granted under this Plan will not be reduced by Shares subject to awards granted upon the assumption of, or in substitution for, awards granted by a business or entity that is acquired by, or whose assets are acquired by, us. The Shares issued pursuant to the Plan may be either Shares reacquired by us, including Shares purchased in the open market, or authorized but unissued Shares.

The Plan provides that the maximum number of Shares that may be subject to awards granted to any one awardee in any fiscal year may not exceed 3 million. In addition, no more than 16 million Shares in the aggregate may be issued under the Plan pursuant to stock options that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). These limits are subject to adjustment as provided in the Plan and described below.

The aggregate number of Shares subject to awards granted under the Plan at any time may not be reduced by Shares subject to awards that have been canceled, expired, forfeited or settled in cash. Under the Plan, Shares shall not become available for awards granted under the Plan if (a) they are subject to awards that have been retained by us in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee, (b) they have been delivered (either actually or constructively by attestation) to us in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee, or (c) they are reserved for issuance upon a grant of stock appreciation rights that are exercised and settled in Shares, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the stock appreciation rights.

The Plan provides that the Administrator (as defined below) will make or provide for such adjustments in the numbers of Shares covered by outstanding stock options, stock appreciation rights, stock awards and other stock-based awards granted under the Plan, in the exercise price and base price provided in outstanding options and stock appreciation rights, as applicable, and in the kind of shares covered by any such award, as the Administrator, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of awardees or participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Administrator, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

The Administrator will also make or provide for such adjustments in the maximum aggregate number of Shares subject to awards granted under the Plan, as well as the Plan maximums for Replacement Awards, individual awards in any one fiscal year and incentive stock options, as the Administrator in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above.

Administration of the Plan

The Plan provides that it shall be administered by our Board of Directors, a committee appointed by our Board of Directors, or their respective delegates (as applicable, the “Administrator”). The Administrator may, subject to applicable law, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, except with respect to the grant of awards to our officers and directors. Among other things, the Administrator, in its discretion, selects the awardees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards, including the type of award to be granted and the number of Shares subject to each award. All questions arising under the Plan or any award will be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any awards granted under the Plan shall be final and binding on all participants in the Plan.

Eligibility for Participation in the Plan

Awards may be granted under the Plan to our employees and members of our Board of Directors. For eligibility purposes, an employee would include an individual employed by the Company or its affiliates, or a person who has agreed to commence serving as an employee of the Company, including an officer who is also a regular, active employee of the Company or its affiliates, but not a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if that person is subsequently determined to be a common law employee of the Company or an affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an employee shall be considered to have terminated employment and to have ceased to be an employee if his or her employer ceases to be an affiliate of the Company, even if he or she continues to be employed by such employer. In addition, Cardinal Health Participants are eligible to participate in the Plan with respect to their Replacement Awards. However, no Cardinal Health Participant who is not otherwise an employee or member of our Board of Directors is eligible to participate except with respect to his or her Replacement Awards.

Grant of Stock Options

The Administrator may grant options to purchase Shares that are intended to qualify under Section 422 of the Code as incentive stock options and options which are not intended to so qualify, referred to as nonqualified stock options. Each option will be evidenced by an agreement containing or incorporating specific terms and conditions established by the Administrator.

Each option agreement shall contain or incorporate provisions regarding (i) the number of Shares that may be issued upon exercise of the option, (ii) the type of option, (iii) the exercise price of the option and the means of payment of such exercise price, (iv) the term of the option, (v) such terms and conditions on the vesting and/or exercisability of an option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

Except in the limited case of conversion or substitution under the Plan of awards held by participants of an entity merged with or acquired by us or any of our affiliates, the exercise price of an option (other than in the case of Replacement Awards) will not be less than the fair market value of the Shares on the date it is granted pursuant to the Plan. Unless otherwise determined by the Administrator, the fair market value is the closing price for the Shares on the New York Stock Exchange on the grant date.

The option term is set forth in the applicable option agreement, but it cannot be more than 10 years from the date on which it is granted pursuant to the Plan. The vesting schedule for an option is determined by the Administrator at time of grant.

The Administrator will determine the effect a termination of employment may have upon an option. Such terms will generally be set forth in the option agreement. Except as otherwise provided in the Plan and unless otherwise determined by the committee of the Board of Directors appointed to administer the Plan, if a director ceases to be a member of the Board (or a director of Cardinal Health ceases to be a member of the Board of Directors of Cardinal Health) for any reason, then all stock options granted under the Plan that are then held by the director and are exercisable on such date shall remain exercisable until expiration of the original term of the options.

The Administrator will determine the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the option agreement or at the time of exercise of an option. Acceptable forms of consideration may include: (i) cash; (ii) check or wire transfer; (iii) subject to any conditions or limitations established by the Administrator, other Shares which (a) in the case of Shares acquired from us (whether upon the exercise of an option or otherwise), have been owned by the plan participant for more than six months on the date of surrender (unless this condition is waived by the Administrator), and (b) have a fair market value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which the option will be exercised; (iv) subject to any conditions or limitations established by the Administrator, our withholding Shares otherwise issuable upon exercise of an option; (v) to the extent permitted by applicable law, consideration received by us under a broker-assisted sale and remittance program acceptable to the Administrator; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or (vii) any combination of the foregoing methods of payment. Consideration for other awards will be determined by the Administrator at time of grant and generally may be any form of legal consideration.

Stock Appreciation Rights

A stock appreciation right is a right that entitles the awardee to receive, in cash or Shares (as determined by the Administrator), with a value equal to or otherwise based on the excess of (i) the fair market value of a specified number of Shares at the time of exercise over (ii) the aggregate base price of the right, as established by the Administrator on the grant date. Stock appreciation rights may be granted to awardees either alone (“freestanding”) or in addition to or in tandem with other awards granted under the Plan and may, but need not, relate to a specific option granted under the Plan. Any stock appreciation right granted in tandem with an option may be granted at the same time such option is granted or at any time before exercise or expiration of the option. All stock appreciation rights under the Plan will be granted subject to the same terms and conditions applicable to options as set forth in the Plan. However, stock appreciation rights granted in tandem with a previously granted option will have the terms and conditions of that option. The Administrator may generally impose such other conditions or restrictions on any stock appreciation right as it deems appropriate.

Stock Awards

Stock awards may be either awards or issuances of Shares or stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of ours, except as otherwise provided for by the Administrator. The grant, issuance, terms, conditions, vesting and/or transferability of stock awards are determined by the Administrator and set forth in a stock award agreement.

Unless otherwise provided for by the Administrator, an awardee will have the rights of a stockholder and will be a stockholder only after Shares subject to a stock award are issued (as evidenced by the appropriate entry on our books or of a duly authorized transfer agent of ours).

Other Stock-Based Awards

The Administrator may grant other stock-based awards consisting of any type of equity-based or equity-related award not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amount and subject to such terms and conditions as the Administrator will determine. Such awards may involve the transfer of actual Shares to plan participants, or payment in cash or otherwise of amounts based on the value of Shares. The purchase price of an other stock-based award will be determined by the Administrator at time of grant and may be zero. Each other stock-based award will be evidenced by an agreement containing or incorporating the specific terms and conditions of the award. Payment, if any, with respect to other stock-based awards will be made in accordance with the terms of the award, in cash or Shares as the Administrator determines.

Cash Awards

The Administrator may grant cash awards that provide bonus opportunities under which an employee may become entitled to receive an amount of cash or other property based on satisfaction of such performance criteria and other terms and conditions as are specified by the Administrator.

Other Information

Tax Withholding

Each awardee shall pay, or make arrangements satisfactory to us or his or her employer regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any award under the Plan no later than the date as of which any amount under such award first becomes includible as compensation of the participant for any tax purposes with respect to which we or the employer, as the case may be, has a tax withholding obligation. Unless otherwise determined by the Administrator, withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. However, not more than the legally required minimum withholding may be settled with Shares. The obligations under the Plan will be conditional on such payment or arrangements, and, to the extent permitted by law, we or the employer has the right to deduct any such taxes from any vested Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

Cardinal Health Replacement Awards

We have issued Replacement Awards in connection with the adjustment and replacement by Cardinal Health of certain options, stock appreciation rights, restricted share awards and restricted share units previously granted by Cardinal Health. Notwithstanding any other provision of the Plan to the contrary, the number of Shares to be subject to a Replacement Award and the other terms and conditions of each Replacement Award, including option exercise price, is determined by the Administrator, all in accordance with the terms of Article VI of the employee matters agreement.

Special Forfeiture/Repayment Rules

In consideration for our granting awards under the Plan, the Administrator may, in its discretion, require an awardee to agree to certain requirements that protect us and our employees. Such requirements may include, without limitation, restrictive covenants with respect to confidentiality, work product, and solicitation of clients, customers, and employees. The penalties for violation of such covenants may include forfeiture of awards and/or disgorgement of income or gain received on previously settled or exercised awards.

The Administrator may, in its discretion, also require repayment to us of all or any portion of an award if the amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements, the awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the awardee would have been lower than the amount actually paid to the awardee had the financial results been properly reported. However, this repayment requirement will not be our exclusive remedy with respect to such matters.

Change of Control of the Company

In the event of a Change of Control (as defined below), unless otherwise determined by the Administrator as of the grant date of a particular award, the following acceleration, exercisability and valuation provisions shall apply:

i. On the date that such Change of Control occurs, any or all options and stock appreciation rights awarded under this Plan (other than a Replacement Award granted to a Cardinal Health Participant who is not also an employee or a former employee of the Company or its affiliates) not previously exercisable and vested shall become fully exercisable and vested.

ii. Except as may be provided in an individual severance or employment agreement (or severance plan) to which an awardee is a party, in the event of an awardee’s termination of employment (other than with respect to a Cardinal Health Participant who is not also an employee or a former employee of the Company or its affiliates) within two (2) years after a Change of Control for any reason other than because of the awardee’s death, retirement, disability or termination for cause, each option and stock appreciation right held by the awardee (or a transferee) that is then vested shall, following such termination of employment, remain exercisable until the earlier of the third (3rd) anniversary of such termination of employment or the expiration of its original term. In the event of an awardee’s termination of employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the awardee’s death, retirement, disability or termination for cause, the general provisions under the Plan shall govern (as applicable).

iii. On the date that such Change of Control occurs, the restrictions applicable to any or all stock awards, other stock-based awards (other than a Replacement Award granted to a Cardinal Health Participant who is not also an employee or a former employee of the Company or its affiliates) shall lapse and such awards shall be fully vested.

For those Cardinal Health Participants who are not also an employee or former employee of the Company or its affiliates, change in control benefits are triggered by a Cardinal Health change in control, as defined in the applicable plan and agreements.

Historically, our standard forms of agreements for Awards granted under the Plan contained a “single-trigger” vesting provision, meaning they would vest in full upon a Change of Control. In June 2012, we implemented new forms of agreements for awards granted under the Plan that replace the existing single-trigger vesting provision with “double-trigger” vesting. Under these new agreements, vesting of an award (and exercisability in the case of an option) will be accelerated only if the awardee’s employment is terminated by us other than for “cause” or by the awardee for “good reason,” in either case within two years following a Change of Control of the Company.

“Change of Control” means any of the following occurring after the distribution effective time:

i. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (x) the then outstanding common stock of the Company (the “Outstanding Company Common Stock”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) below; or

ii. individuals who, as of the effective date of this Plan, constitute our Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

iii. consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv. approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Transferability of Awards

Unless determined otherwise by the Administrator, an award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an award transferable to an awardee’s family member or any other person or entity. If the Administrator makes an award transferable, either as of the grant date or thereafter, the award will contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer. In the event of a transfer, award terms relating to continued employment, the termination of employment and restrictive covenants will continue to refer to the employment and conduct of the original awardee. In no event may awards be transferred in exchange for consideration.

Dividends and Dividend Equivalents

To the extent it does not result in accelerated taxation or tax penalties under Section 409A of the Code, any award other than an Option or Stock Appreciation Right may provide the awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject the award, whether or not the award has been exercised or is vested. Such payments may be made in cash or may be credited as cash or Stock Units to an awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator.

Fractional Shares

We are not required to issue any fractional Shares pursuant to the Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

Awards to Participants Outside the United States

Awards may be granted under the Plan to awardees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause us to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Administrator may make such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

Legal Compliance; Inability to Obtain Authority

Shares shall not be issued pursuant to any award unless such award and the issuance and delivery of such Shares shall comply with all applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the awards and Shares covered by the Plan have been registered under the United States Securities Act of 1933 or the Company has determined that such registration is unnecessary, each person receiving an award and/or Shares pursuant to any award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

We have described below the federal income tax consequences of participating in the Plan. This description is based upon an analysis of the provisions of the Code, currently in effect, and the regulations promulgated thereunder, all of which are subject to change. Awardees under the Plan also may be subject to state and local income taxes in the jurisdiction in which he or she works and/or resides, but we have not described such state and local income tax consequences of participating in the Plan, nor have we described the gift, estate or inheritance tax consequences of participating in the Plan in this prospectus. The following description is only a summary. You should consult your personal tax advisor regarding the federal, state and local tax consequences to you of participating in the Plan.

Stock Options and Stock Appreciation Rights

Nonqualified Stock Options and Stock Appreciation Rights

For federal income tax purposes, if an Awardee is granted a nonqualified stock option under the Plan, including a nonqualified stock option granted as a Replacement Award, the Awardee will not have taxable income on the grant of such option, and neither CareFusion nor Cardinal Health will be entitled to any deduction on grant. Generally, on exercise of the nonqualified stock option the Awardee will recognize ordinary income, and either CareFusion or Cardinal Health, as applicable, will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the underlying shares on the date such option is exercised. The awardee’s basis for the stock for the purpose of determining gain or loss on a subsequent disposition of such shares generally will be the fair market value of such shares on the date the Awardee exercises such option. Any subsequent gain or loss will be generally taxable as capital gain or loss and the gain or loss will be long-term if the Shares are held for more than one year prior to disposition.

For federal income tax purposes, if an Awardee is granted a stock appreciation right under the Plan, the Awardee will not have taxable income on the grant of the stock appreciation right, and neither CareFusion nor Cardinal Health, as applicable, will be entitled to any deduction on grant. When a participant exercises a stock appreciation right, he or she will recognize ordinary income, and either CareFusion or Cardinal Health, as applicable, will be entitled to a deduction, in the year in which the stock appreciation right is exercised in an amount equal to the cash or fair market value of shares of our common stock received upon exercise.

Incentive Stock Options

There is no taxable income to an Awardee when an Awardee is granted an incentive stock option or when an incentive stock option is exercised. However, the amount by which the fair market value of shares subject to an incentive stock option at the time of exercise exceeds the option price will be an “item of adjustment” for the Awardee for purposes of the alternative minimum tax. Gain realized by the Awardee on the sale of the common stock purchased pursuant to the exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to us, unless the Awardee disposes of the shares within two years after the date of grant of the option or one year after the date the shares were transferred to the Awardee. If the common stock is sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the exercise of the incentive stock option will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the Awardee must recognize ordinary income. If such a sale or disposition takes place in the year in which the Awardee exercises the incentive stock option, the income the Awardee will recognize upon the sale or disposition of the shares of common stock will not be considered income for the Awardee for purposes of the alternative minimum tax. Otherwise, if the Awardee sells or disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as an income for purposes of the alternative minimum tax is the gain, if any, the Awardee recognizes on the disposition of the shares.

With some exceptions, an incentive stock option will not be treated as an incentive stock option if it is exercised more than three months following termination of the Awardee’s employment. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option for income tax purposes.

Stock Award, Other Stock-Based Awards and Restricted Stock Units

Stock Awards

If an Awardee is granted a fully vested stock award, such Awardee will recognize as ordinary income the excess of the fair market value of the award on the date of grant, over the purchase price (if any) paid for the stock award.

If an Awardee is granted an Award of restricted stock, the Awardee will not recognize income until the earlier of the date the stock becomes transferrable or the restrictions lapse and the shares vest, unless the Awardee elects to recognize income on the date of grant by filing an election under Section 83(b) of the Code, as described below. Upon the earlier of the date the stock becomes transferrable or restrictions lapse and the shares vest, the Awardee will recognize as ordinary income the excess of the fair market value of the shares on that date over the purchase price (if any) paid for such shares. Subsequently, if an Awardee sells the shares acquired from his or her stock award, such Awardee will recognize a capital gain to the extent the amount realized from the sale of the shares exceeds the fair market value of such shares at the time the Awardee recognized ordinary income. The Awardee will recognize a capital loss to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition.

A Section 83(b) election is available for Awards of restricted stock and must be made within 30 days of the receipt of the shares. A Section 83(b) election allows an Awardee to recognize ordinary income in an amount equal to the fair market value of such shares (determined without regard to any restrictions other than those which by their terms never lapse) on the date of grant. Thereafter, any further gain or loss recognized by such individual upon the ultimate sale or disposition of the restricted stock is treated as capital gain or loss. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition. If the shares of restricted stock received by an Awardee fail to vest and are forfeited, the Awardee will receive no deduction for the amount previously included in income as a result of making a Section 83(b) election. Section 83(b) elections will be permitted with respect to restricted stock awards, to the extent permitted by the Administrator.

In addition, an Awardee will recognize ordinary income in the amount of any dividends and dividend equivalents paid on the shares when they are paid or become “currently available” (i.e., if the amount is fully vested and the Awardee can request payment without restriction at any time).

Restricted Stock Units and Other Stock-Based Awards

If an Awardee is granted an Award of restricted stock units, including CareFusion restricted stock units granted as a Replacement Award, or certain other stock-based awards (involving the payment in cash or other property based on the value of shares of our common stock), an Awardee will not recognize ordinary income and neither CareFusion nor Cardinal Health will be allowed a tax deduction upon the grant of such awards. When the restricted stock units or other stock-based awards are settled and the Awardee receives the common stock or cash underlying the restricted stock units or other stock-based awards, the Awardee will recognize ordinary income equal to the fair market value of the common stock or cash on such date. Upon disposition of any such common stock, the Awardee will recognize either short-term or long-term capital gain (or loss), depending upon the length of time that the Awardee has held the common stock since settlement, based on the difference between the amount realized and the fair market value of the common stock on the date of settlement. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition.

In addition, an Awardee will recognize ordinary income in the amount of any dividends and dividend equivalents paid on the shares when they are paid or become “currently available” (i.e., if the amount is fully vested and the Awardee can request payment without restriction at any time).

Withholding Taxes

If an Awardee is an employee of CareFusion, we will withhold applicable taxes with respect to ordinary income recognized by such Awardee at the time of inclusion . With respect to each Awardee under the Plan who is an employee of Cardinal Health, we will be solely responsible for ensuring the collection and remittance of such withholding taxes to Cardinal Health. In addition to ordinary income tax, payroll tax withholding will apply to amounts treated as wages.

Effect Upon CareFusion or Cardinal Health

CareFusion will generally be entitled to a tax deduction (subject to the special tax rules described below) equal to amounts included as ordinary income by an Awardee who is an employee or director of CareFusion at the time of this inclusion. Cardinal Health will generally be entitled to a tax deduction equal to amounts included as ordinary income by an Awardee who is an employee or director of Cardinal Health at the time of this inclusion.

Under Section 162(m) of the Code, in general, we may not deduct compensation paid to certain of our top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation”. The Administrator may administer the Plan so that compensation resulting from awards may be “qualified performance based-compensation”, as defined in the regulations promulgated under Section 162(m) of the Code. The Administrator, however, has the discretion to grant such awards with terms that will result in the awards not constituting qualified performance-based compensation.

In addition, following a change in control, in certain circumstances, amounts attributable to certain awards may be subject to : (i) a 20% federal excise tax under Section 4999 of the Code (in addition to federal income tax) to the recipient of certain payments of common stock or cash resulting from such exercise or, in the case of Stock Awards, other stock based award or cash award on all or a portion of the fair market value of the shares or the amount of cash paid on the date the restrictions lapse; and (ii) the loss of a compensation deduction under Section 280G of the Code that would otherwise be allowable to CareFusion or Cardinal Health (as applicable), as discussed above.

WHERE YOU CAN FIND MORE INFORMATION

We post on our public website (www.carefusion.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

LEGAL MATTERS

DLA Piper LLP (US) has passed upon the validity of the common stock on behalf of the issuer.

EXPERTS

The consolidated and combined financial statements of CareFusion Corporation appearing in CareFusion Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2012 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K). Accordingly, we incorporate by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 that we filed with the SEC on January 31, 2013;

•

Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 that we filed with the SEC on February 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 that we filed with the SEC on February 8, 2013;

•

The description of our common stock contained in our Information Statement, filed as exhibit 99.1 to the Registration Statement on Form 10 dated July 22, 2009, as amended by Amendment No. 6 (SEC File No. 001-34273);

•

Our Current Reports on Form 8-K filed with the SEC on July 2, 2012, August 9, 2012, August 29, 2012, September 14, 2012, November 8, 2012, December 12, 2012, December 19, 2012, December 27, 2012, January 14, 2013, January 31, 2013, February 7, 2013, March 6, 2013 and March 11, 2013; and

•	Our Proxy Statement on Schedule 14A that we filed with the SEC on February 28, 2013.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Information Statement, our Current Reports on Form 8-K and our Proxy Statement, we can disclose important information to you by referring you to these reports or documents, which are considered part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon oral or written request, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, California, 92130 or by calling 1-888-876-4287. Copies of any of these documents may also be obtained free of charge through our website at www.carefusion.com.

1,470,596 Shares

CareFusion Corporation

CareFusion Corporation

2009 Long-Term

Incentive Plan

Common Stock, Par Value $0.01 Per Share

PROSPECTUS

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount*
Securities and Exchange Commission registration fee	$7,065.30	**
Legal fees and expenses	$40,000.00
Accounting fees and expenses	$35,000.00
Printing expenses	$5,000.00

Total	$87,065.30

*	Includes costs and expenses associated with the original Registration Statement on Form S-1 (Registration No. 333-160766) filed on July 23, 2009; the Registration Statement on Form S-3 (Registration No. 333-168555) filed on August 5, 2010; and this Registration Statement on Form S-1.
**	Previously paid in connection with the filing of the original Registration Statement on Form S-1 (Registration No. 333-160766) filed on July 23, 2009.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (“DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Article 7 of the registrant’s certificate of incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article 11 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) specifies that a director of the Company shall not be personally liable to the Company or to any stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Article 12 of the Certificate of Incorporation and Article 13 of the Company’s Amended and Restated By-Laws (the “By-Laws”) state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding authorized by the Company’s board of directors by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company.

Article 13 of the Certificate of Incorporation permits the Company to purchase and maintain director or officer liability insurance.

The registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the registrant will be obligated, to the fullest extent not prohibited by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant. The registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index.

(b)	Financial Statement Schedules

Financial statement schedule II is included on page 176 of the Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and incorporated by reference herein. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 4, 2013.

CAREFUSION CORPORATION

By:	/s/ Kieran T. Gallahue
Kieran T. Gallahue
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kieran T. Gallahue Kieran T. Gallahue	Chairman and Chief Executive Officer and Director (principal executive officer)	April 4, 2013

/s/ James F. Hinrichs James F. Hinrichs	Chief Financial Officer (principal financial officer)	April 4, 2013

/s/ Jean Maschal Jean Maschal	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	April 4, 2013

* Philip L. Francis	Director	April 4, 2013

* Robert F. Friel	Director	April 4, 2013

* Jacqueline B. Kosecoff, Ph.D.	Director	April 4, 2013

* J. Michael Losh	Presiding Director	April 4, 2013

* Gregory T. Lucier	Director	April 4, 2013

* Edward D. Miller, M.D.	Director	April 4, 2013

* Michael D. O’Halleran	Director	April 4, 2013

* Robert P. Wayman	Director	April 4, 2013

*	/s/ Joan B. Stafslien
Joan B. Stafslien Power of Attorney

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1	Separation Agreement, dated July 22, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 2.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).†

3.1	Amended and Restated Certificate of Incorporation of CareFusion Corporation (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611).

3.2	Amended and Restated By-Laws of CareFusion Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611).

4.1	Stockholder’s and Registration Rights Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.4 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

4.2	Registration Rights Agreement, dated July 21, 2009, among CareFusion Corporation, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC (incorporated by reference to Exhibit 4.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

4.3	Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

4.4	Supplemental Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

4.5	Second Supplemental Indenture, dated March 11, 2013, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 11, 2013, File No. 1-34273).

4.6	Registration Rights Agreement, dated March 11, 2013, among CareFusion Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 11, 2013, File No. 1-34273).

5.1	Opinion of DLA Piper LLP (US).**

10.1	Transition Services Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.2 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.2	Tax Matters Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.3 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.3	Employee Matters Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.1 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.4	Form of Indemnification Agreement between CareFusion Corporation and individual directors (incorporated by reference to Exhibit 10.5 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on June 26, 2009, File No. 1-34273).

Exhibit Number	Description of Exhibits

10.5	Form of Indemnification Agreement between CareFusion Corporation and individual officers (incorporated by reference to Exhibit 10.6 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on June 26, 2009, File No. 1-34273).

10.6	Retention Agreement, dated as of August 31, 2004, between ALARIS Medical Systems, Inc. and David L. Schlotterbeck (incorporated by reference to Exhibit 10.36 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, File No. 1-11373).

10.7	First Amendment to the Retention Agreement between ALARIS Medical Systems, Inc. and David L. Schlotterbeck, dated and effective as of November 2, 2005 (incorporated by reference to Exhibit 10.06 to Cardinal Health’s Current Report on Form 8-K filed on November 7, 2005, File No. 1-11373).

10.8	Second Amendment to Retention Agreement between CareFusion 303, Inc (f/k/a ALARIS Medical Systems, Inc. or Cardinal Health 303, Inc.) and David L. Schlotterbeck, effective November 26, 2007 (incorporated by reference to Exhibit 10.8 to Cardinal Health’s Quarterly Report on Form 10-Q filed on February 6, 2008, File No. 1-11373).

10.9	Employment Agreement, dated August 31, 2009, between CareFusion Corporation and David L. Schlotterbeck, including forms of Retention Award Agreements for Nonqualified Stock Options and Restricted Stock Units (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 2, 2009, File No. 1-34273).

10.10	Form of Executive Officer Offer Letter (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.11	Form of Director Offer Letter (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.12	Three Year Credit Agreement, dated as of July 1, 2009, among CareFusion Corporation, the guarantors named therein, Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as syndication agents, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 to Cardinal Health’s Current Report on Form 8-K dated July 6, 2009, File No. 1-34273).

10.13	364-Day Credit Agreement, dated as of July 1, 2009, among CareFusion Corporation, the guarantors named therein, Bank of America, N.A., as administrative agent, swing line lender and L/C Issuer, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as syndication agents, and the other lenders party thereto (incorporated by reference to Exhibit 10.2 to Cardinal Health’s Current Report on Form 8-K dated July 6, 2009, File No. 1-34273).

10.14	Purchase Agreement, dated July 14, 2009, among CareFusion Corporation, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC (incorporated by reference to Exhibit 10.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

10.15	CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161615).

10.16	Form of Nonqualified Stock Option Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.17	Form of Nonqualified Stock Option Agreement, as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

Exhibit Number	Description of Exhibits

10.18	Form of Restricted Stock Units Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.19	Form of Performance Stock Units Agreement, as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.20	Form of Restricted Stock Units Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan, used in connection with fiscal year 2012 equity grants, for officers of the Company (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 filed on August 9, 2011, File No. 1-34273).

10.21	Form of Restricted Stock Units Agreement (Officers), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.22	Form of Restricted Stock Units Agreement for Directors under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.23	Form of Restricted Stock Units Agreement (Directors), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.24	Form of Restricted Stock Units Agreement (Multi-year vest), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.25	Form of Restricted Stock Units Agreement (Cliff vest), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.26	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.27	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.28	Form of terms and conditions applicable to restricted shares under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.65 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.29	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.66 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.30	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

Exhibit Number	Description of Exhibits

10.31	Form of terms and conditions applicable to restricted shares under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.68 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.32	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for directors of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.69 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.33	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for directors of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.70 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).

10.34	CareFusion Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611).

10.35	CareFusion Corporation Management Incentive Plan (as amended and restated effective as of July 1, 2010) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 8, 2010, File No. 1-34273).

10.36	CareFusion Corporation Severance Plan, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.37	CareFusion Corporation Executive Change in Control Severance Plan, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.38	CareFusion Corporation Executive Severance Guidelines, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273).

10.39	Retention Agreement, dated October 15, 2009, between CareFusion Corporation and Dwight Winstead, including a Retention Award and Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2009, File No. 1-34273).

10.40	Separation Agreement dated June 22, 2010, between CareFusion Corporation and Carol Zilm (incorporated by reference to Exhibit 10.32 of the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 filed on August 19, 2010, File No. 1-34273).

10.41	Retirement Agreement dated as of November 1, 2010, with David L. Schlotterbeck (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed on November 2, 2010, File No. 1-34273).

10.42	Offer Letter dated as of November 29, 2010, with James Hinrichs (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2010, File No. 1-34273).

10.43	Severance Agreement dated as of December 1, 2010, with Edward Borkowski (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on December 1, 2010, File No. 1-34273).

10.44	Employment Agreement dated as of January 29, 2011, with Kieran T. Gallahue (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on February 1, 2011, File No. 1-34273).

Exhibit Number	Description of Exhibits

10.45	Credit Agreement, dated as of July 6, 2011, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, the other lenders party thereto and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2011, File No. 1-34273).

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 filed on January 31, 2013, File No. 1-34273).

21.1	Subsidiaries of CareFusion Corporation (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 filed on January 31, 2013, File No. 1-34273).

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of DLA Piper LLP (US) (included in the opinion filed as Exhibit 5.1).**

24.1	Powers of Attorney.**

99.1	Amended Consent Decree for Condemnation and Permanent Injunction (incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form 10 filed on March 31, 2009, File No. 1-34273).

*	Filed herewith.
**	Previously filed.
†	The schedules and exhibits to the Separation Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission supplementally upon request.